Exhibit 3.12

CERTIFICATE OF FORMATION
OF
JOHNSON DIVERSEY SUBSIDIARY #1 LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

1.  The name of the limited liability company is Johnson Diversey Subsidiary #1 LLC (the “Company”).

2.  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.  The Company shall perpetually exist from and after the date the Delaware Secretary of State issues a Certificate of Formation, unless dissolved earlier by law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Johnson Diversey Subsidiary #1 LLC this 19th day of February, 2002.

/s/ JOEL T. MAY
Joel T. May Authorized Person